UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF MEMBERS

THURSDAY, APRIL 20, 2017

To our Members:

The 2017 Annual Meeting of Members (the "2017 Annual Meeting") of Homeland Energy Solutions, LLC (the "Company") will be held on Thursday, April 20, 2017, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch for the 2017 Annual Meeting will begin at 11:30 a.m. The 2017 Annual Meeting will commence at approximately 12:30 p.m. The Company's board of directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 MEMBER MEETING TO BE HELD ON THURSDAY, APRIL 20, 2017:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at www.homelandenergysolutions.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 238-5555 or toll free at (866) 238-7879, by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, IA 52154, by e-mail at info@homelandenergysolutions.com, or on our website at www.homelandenergysolutions.com on or before April 10, 2017, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two directors to the Board; (2) Vote on an amendment to the Company's Operating Agreement proposed by the Company; and (3) Transact such other business as may properly come before the 2017 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on March 3, 2017 are entitled to notice of the 2017 Annual Meeting and to vote at the 2017 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Wednesday, April 19, 2017.

All members are cordially invited to attend the 2017 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at www.homelandenergysolutions.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy card at the meeting and vote in person, you may do so by giving written notice to our Interim CFO Christine Marchand, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (563) 238-5557 or mail it to the Company at 2779 Highway 24, Lawler, IA 52154. If you need directions to the meeting, please contact the Company using the information listed above.
By order of the Board of Directors,

/s/ Steven Core
Chairman of the Board
Lawler, Iowa
March 3, 2017

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

Proxy Statement
2017 Annual Meeting of Members
Thursday, April 20, 2017

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the board of directors (the "Board") of Homeland Energy Solutions, LLC (the "Company") for use at the annual meeting of members of the Company to be held on Thursday, April 20, 2017, and at any adjournment thereof (the "2017 Annual Meeting"). The 2017 Annual Meeting will be held at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch will begin at 11:30 a.m. and the meeting will commence at approximately 12:30 p.m. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, email, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about March 3, 2017, at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website (www.homelandenergysolutions.com).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2017 Annual Meeting because you were a member of the Company at the close of business on March 3, 2017, the record date, and are entitled to vote at the meeting.

Q:	When and where is the 2017 Annual Meeting?

A:
The 2017 Annual Meeting will be held on Thursday, April 20, 2017, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch will begin at 11:30 a.m. The 2017 Annual Meeting will commence at approximately 12:30 p.m.

Q:	What am I voting on?

A:
You are voting on (1) the election of two directors to the Board; and (2) Amendment Number Two to the Company's Amended and Restated Operating Agreement proposed by the Company (the "Operating Agreement Amendment"). The nominees for the director election are Randy Bruess, Mathew Driscoll and Robert Savre.

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on March 3, 2017. For the director election, each open director seat is considered a separate matter so members will be able to vote for two nominees for each unit owned of record as of the record date. Pursuant to the requirements of the Company's Amended and Restated Operating Agreement dated April 4, 2013, as amended on December 19, 2013 (the "Operating Agreement"), any member entitled to directly appoint a director to the Board is precluded from voting in the general election of directors.

Q:	What is the voting requirement to elect the directors and what is the effect of a withhold vote?

A:
In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement to approve the proposed Operating Agreement Amendment and what is the effect of an abstention?

A:
The proposed Operating Agreement Amendment will be approved if it receives affirmative votes from members holding a majority of the units represented at a meeting where a quorum is present. Abstentions will be counted for purposes of determining if a quorum is represented at the meeting, but will have the effect of a vote AGAINST the proposed Operating Agreement Amendment.

Q:	Do I have dissenters' rights?

A:
Pursuant to Section 6.19 of the Operating Agreement, members have no dissenters' rights. Dissenters' rights are generally the right of a security holder to dissent from and obtain the fair value for their securities in certain events, such as mergers, share exchanges, and certain amendments to a company's governance agreements.

Q:	How many membership units are outstanding?

A:
On March 3, 2017, the record date, there were 90,445 outstanding membership units. However, the Company and Steve Retterath signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is that as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company. Golden Grain Energy, LLC will also not be permitted to vote in the general director election since it is an "Appointing Member" pursuant to the Operating Agreement. This means that there may be 59,585 votes for the general election of directors and 64,585 votes for the Operating Agreement Amendment proposal at the 2016 Annual Meeting.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding membership units entitled to vote on the matters presented, or 17,876 membership units for the director election and 19,376 for the Operating Agreement Amendment proposal, constitutes a quorum. If you submit a properly executed proxy card, then you will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2017 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy card. You may cast your votes by executing a proxy card for the 2017 Annual Meeting and submitting it to the Company prior to the 2017 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 19, 2017 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2017 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 2779 Highway 24, Lawler, Iowa 52154, or fax it to the Company at (563) 238-5557. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Randy Bruess and Mathew Driscoll and FOR Proposal Two - Operating Agreement Amendment.

•	In person at the 2017 Annual Meeting. All members of record as of March 3, 2017 entitled to vote on the matters presented may vote in person at the 2017 Annual Meeting.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

•	Voting in person at the 2017 Annual Meeting;

•
Giving written notice of the revocation to Christine Marchand, the Company's Interim CFO at the Company's offices at 2779 Highway 24, Lawler, Iowa 52154 no later than 5:00 p.m. local time on Wednesday, April 19, 2017; or

•	Giving written notice of the revocation to the Company's Interim CFO, Christine Marchand, prior to the commencement of the 2017 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Randy Bruess and Mathew Driscoll and FOR Proposal Two - Operating Agreement Amendment. You may wish to vote for only one director nominee. In this case, your vote will only be counted for the director nominee you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST Proposal Two - Operating Agreement Amendment, your vote will not be counted with respect to the director nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2017 Annual Meeting.

Q:	Who may attend the 2017 Annual Meeting?

A:	All members as of the close of business on the record date may attend the 2017 Annual Meeting.

Q:	What is the record date for the 2017 Annual Meeting?

A:	The record date for the 2017 Annual Meeting is March 3, 2017.

Q:	Who will count the vote?

A:	The Company's VP of Human Resources, Katherine Balk and Financial Accountant, Stephanie Mashek, will act as inspectors of the election and will count the votes.

Q:	How do I nominate a candidate for election as a director at next year's annual meeting?

A:
The Company plans to hold director elections at next year's annual meeting. Nominations for director seats will be made by a nominating committee appointed by the Board. In addition, a member who is entitled to vote in the director election can nominate a candidate for director by following the procedures explained in Section 5.3(b) of the Operating Agreement. Section 5.3(b) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by November 10, 2017.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2018 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by November 10, 2017. The Company suggests that proposals for the 2018 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2018 annual meeting of members without including such proposal in the Company's proxy statement, must provide the Company notice of such proposal no later than January 24, 2018. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2018 annual meeting by January 24, 2018, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2017 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2017 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL ONE
ELECTION OF DIRECTORS

Eight elected and three appointed directors comprise the Board. The elected directors are divided into three classes. Two directors are to be elected by the members at the 2017 Annual Meeting and the terms of the remaining elected directors expire in either 2018 or 2019. Below is a chart showing when each elected director's term expires.

Year of Annual Meeting	Director Whose Term Expires
2017	Randy Bruess
Mathew Driscoll
2018	Maurice Hyde
Christine Marchand
Steven Core
2019	Patrick Boyle
Nick Bowdish
Chad Kuhlers

At our 2014 annual meeting, Randy Bruess and Mathew Driscoll were elected to serve three-year terms until the 2017 Annual Meeting. At our 2015 annual meeting, Maurice Hyde, Christine Marchand, and Steven Core were elected to serve three-year terms until our 2018 Annual Meeting. At our 2016 annual meeting, Nick Bowdish, Patrick Boyle, and Chad Kuhlers were elected to serve three-year terms until our 2019 Annual Meeting.

Our nominating committee has nominated Randy Bruess, Mathew Driscoll and Robert Savre as nominees for election at the 2017 Annual Meeting. Mr. Bruess and Mr. Driscoll are incumbent directors. The nominees were recommended by members of the Company and the nominating committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the Board at the 2017 Annual Meeting:

Name and Principal Occupation	Age	Year First Elected a Director	Term Expires
Randy Bruess, General Manager	55	2014	2017
Mathew Driscoll, Wealth Advisor	37	2010	2017
Robert Savre, Commercial Banker	53	—	—

Biographical Information for Director Nominees

Randy Bruess, Incumbent Director and Nominee, Age 55. Mr. Bruess has served as a director since our 2014 annual meeting. Mr. Bruess serves as a member of the risk management committee. Since 1982, Mr. Bruess has been employed by Art's Milling Service, Inc. in Protovin, Iowa. Mr. Bruess currently holds the position of General Manager at Art's Milling Service. Mr. Bruess also serves on the board of directors of Art's Milling Service. Mr. Bruess was selected as a nominee based on his prior experience with the Company, along with his business and agricultural experience. Mr. Bruess has agreed to serve as a director if he is elected.

Mathew Driscoll, Secretary, Incumbent Director and Nominee, Age 37. Mr. Driscoll presently serves as a director and the Company's Secretary and serves on the audit and the executive compensation committees. Mr. Driscoll was first elected to the Board at the Company's 2010 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company and on the board of directors of the Iowa Renewable Fuels Association, a private company. Mr. Driscoll will serve as Secretary of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Driscoll was selected as a nominee based on his prior experience with the Company, along with his business and financial experience. Mr. Driscoll has agreed to serve as a director if he is elected.

Robert Savre, Nominee, Age 53. Mr. Savre is the Community President at the New Hampton branch of First Citizens Bank.  Mr. Savre has been employed at First Citizens Bank since 1988 focusing primarily on commercial and agricultural lending. He has managed the New Hampton location as well as the Alta Vista location, until that office closed last year. Mr. Savre is also a local farmer who sells corn to the Company.  Mr. Savre currently serves as the President of the Trinity Lutheran Church in New Hampton, board member of the Alta Vista Express convenience store, was an EMT for many years for the Chickasaw Ambulance service, and previously served 9 years on the Mercy Medical Community Board in New Hampton. Mr. Savre has not previously served on the Board. Mr. Savre was selected as a nominee based on his prior business and banking experience. Mr. Savre has agreed to serve as a director if he is elected.

Required Vote and Board Recommendation

Each member entitled to vote in the general election of directors may vote for two nominees for each unit the member owns. As indicated on the proxy card, if you do not mark any choices for directors on the proxy card, then your votes will be cast FOR Randy Bruess and Mathew Driscoll. Withheld votes for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the persons receiving the greatest number of votes relative to the other nominees will be elected. If you mark only one choice on the proxy card for the director election, the proxies will vote your units ONLY for the nominee you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your votes will not be counted with respect to the director nominee(s) for whom you have marked contradicting choices. If any nominee should withdraw or otherwise become unavailable, which is not expected, such nominee's votes will be disregarded in determining which nominees received the greatest number of votes. Members who neither submit a proxy card nor attend the meeting will not be counted as either a vote for or against any nominee in the election of directors. Any member entitled to vote who submits a signed proxy card will be treated as present at the meeting for purposes of determining a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF RANDY BRUESS AND MATHEW DRISCOLL.

Biographical Information for Non-nominee Directors

Nick Bowdish, Director, Age 32. Mr. Bowdish presently serves as a director and serves on the nominating and risk management committees. Mr. Bowdish was first elected to the Board at the Company's 2016 annual meeting. Mr. Bowdish has been the president of N Bowdish Company, LLC since 2013 where he advises agri-business companies on matters related to increasing profitability and project development. Through N Bowdish Company, LLC, Mr. Bowdish serves as the President and CEO of Siouxland Ethanol in Jackson, Nebraska and as the President and CEO of Elite Octane, LLC in Atlantic, Iowa. From 2012 until 2015, Mr. Bowdish was the General Manager of Platinum Grain, LLC, a three million bushel grain elevator in Anthon, Iowa. From 2008 until 2013, Mr. Bowdish was the General Manager of Platinum Ethanol, LLC, located in Arthur Iowa. From 2007 until 2008, Mr. Bowdish worked in project development for Fagen, Inc. Within the last five years, Mr. Bowdish served on the board of directors of Heron Lake BioEnergy, a publicly reporting company. Mr. Bowdish currently serves on the board of directors of Badger State Ethanol, LLC, a private company. Mr. Bowdish has also previously served on the board of directors of Western Wisconsin Energy, LLC, Platinum Ethanol, LLC, and Ethanol Europe Renewables Limited.

Patrick Boyle, Vice-Chairman and Director, Age 62. Mr. Boyle has served as a director since our inception and previously served as President and CEO. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle serves as the Company's Vice-Chairman and serves as chairman of the audit and executive committee. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards, including as a board member of the Renewable Fuels Association representing the Company. Mr. Boyle will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal.

Steven Core, Chairman and Director, Age 67. Mr. Core has served as a director since our 2015 annual meeting. Mr. Core serves as the Company's Chairman and also serves on the audit, nominating, risk managment and compensation committees. Mr. Core is recently retired from Fagen, Inc., which constructed the Company's ethanol plant. Mr. Core served as a Project Developer for Fagen, Inc. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC, Husker Ag, LLC, Little Sioux Corn Processors, LLC, and Elite Octane, LLC. Mr. Core will serve as Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal.

Maurice Hyde, Director, Age 71. Mr. Hyde has served as a director since our 2010 annual meeting. Mr. Hyde also serves as the chairperson of our risk management committee. From 1978 until 2007, Mr. Hyde was the President and CEO of United Suppliers, Inc. of Eldora, Iowa. From 2007 until 2010, Mr. Hyde was a consultant for United Suppliers, Inc. assisting in the transition of the new CEO following Mr. Hyde's retirement. United Suppliers, Inc. is an agriculture wholesale and retail input company with distribution in 17 Midwest states with annual sales in excess of $1 billion and approximately 650 employees. Mr. Hyde is also a director of Hardin County Saving Bank, a private company, and the North Central Railroad, a private company.

Chad Kuhlers, Director, Age 45. Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhlers serves on the risk management committee. In addition, Mr. Kuhlers served as our Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. Mr. Kuhlers has also been the Chief Operating Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company and Guardian Energy, LLC, a private company.

Christine Marchand, Interim CFO and Director, Age 39. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand serves as the Company's Interim Chief Financial Officer and serves on the audit committee. On December 15, 2008, the Board appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management Services Agreement with Golden Grain Energy, LLC. Ms. Marchand resigned as the Company's Treasurer/Chief Financial Officer as of January 1, 2010. Ms. Marchand serves as the Chief Financial Officer for Golden Grain Energy, LLC, where she has held that position since 2005. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at a manufacturing facility and was an accountant for a public accounting company. Ms. Marchand serves on the board of directors of Marchand Investments, Inc., a privately held company. Ms. Marchand will serve as the Company's Interim Chief Financial Officer at the pleasure of the Board or until her earlier resignation or removal.

Biographical Information for Appointed Directors

Leslie Hansen, Appointed Director, Age 63. Ms. Hansen has served as a director of the Company since her appointment by Golden Grain Energy, LLC in September 2011, pursuant to Golden Grain's right of appointment under Section 5.3(f) of the Operating Agreement. Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Golden Grain Energy, LLC for so long as it satisfies the conditions of Section 5.3(f) of the Operating Agreement. Ms. Hansen serves on the audit and executive compensation committees. In addition to her service to the Company, Ms. Hansen also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Ms. Hansen has served as the Vice President/CFO and on the board of directors of Precision of New Hampton, Inc. from 1986 to the present, where she performs managerial and financial duties. From 2002 to the present, Ms. Hansen has served as Vice President/CFO and on the board of directors of Hotflush, Inc., where she performs accounting and tax preparation duties. In addition, Ms. Hansen is the President and serves on the board of directors of Sizzle X, Inc., an investment firm located in New Hampton, Iowa.

Edward Hatten, Appointed Director, Age 70. Mr. Hatten has served as a director of the Company since he was appointed by Steve Retterath to the Board on June 17, 2013. Mr. Hatten previously served as Mr. Retterath's appointed director before his most recent appointment. The Company believes it has a binding agreement to repurchase Mr. Retterath's membership units in the Company and that Mr. Retterath is no longer the equitable owner of any membership units in the Company. However, the Company has allowed Mr. Hatten to continue to attend the Company's board meetings at the pleasure of the Company's board, without conceding that he is entitled to act as a director of the Company. Mr. Hatten serves on the executive compensation committee. Mr. Hatten has been retired for over five years following a career in the crop protection industry, where he owned and operated Northland Helicopters, Inc, headquartered in Stacyville, Iowa. Northland Helicopters offered pesticide protection services to area farmers and other agricultural producers.

Stephen Eastman, Appointed Director, Age 47. Mr. Eastman served as a director of the Company from our inception until our 2010 annual meeting. Mr. Eastman also served as our President from our inception through December 15, 2008, when the Company executed the Management Services Agreement with Golden Grain Energy, LLC. Effective April 17, 2013, Mr. Eastman was appointed by Steve Retterath to the Board. The Company believes it has a binding agreement to repurchase Mr. Retterath's membership units in the Company and that Mr. Retterath is no longer the equitable owner of any membership units in the Company. However, the Company has allowed Mr. Eastman to continue to attend the Company's board meetings at the pleasure of the Company's board, without conceding that he is entitled to act as a director of the Company. From 1987 to the present, Mr. Eastman has been the Manager/Owner of the family-owned Farmers Feed and Grain located in Riceville, Iowa. Mr. Eastman also operates a corn and soybean enterprise along with a 400 head cattle feedlot through the support and help of his family. Mr. Eastman serves on the boards of Farmers Feed and Grain, Inc., a private company, North Iowa Poultry, LLC, a private company and Lime Springs Beef, LLC, a private company.

Executive Officers and Significant Employees

James Broghammer, Chief Executive Officer, Age 53. Effective December 1, 2015, Mr. Broghammer was appointed as the Chief Executive Officer of the Company. Mr. Broghammer is compensated pursuant to an agreement with his consulting company, Cornerstone Resources, LLC. Since 2011, Mr. Broghammer has also served as the Chief Executive Officer of Pine Lake Corn Processors, a 35 million gallon per year dry mill ethanol plant in Steamboat Rock, Iowa. Mr. Broghammer also serves on the board of directors and as the Vice President of Ace Ethanol, LLC and Fox River Valley Ethanol, LLC, both private companies. In addition, Mr. Broghammer serves on the board of directors and as the President of the Iowa River Railroad, a private company. Mr. Broghammer will serve as the Company's Chief Executive Officer at the pleasure of the Board or until his earlier resignation or removal.

Katherine Balk, VP of Human Resources, Age 34. Ms. Balk was hired as the Company’s Office Manager & Human Resource Assistant in July 2011.  By 2013, Ms. Balk was fulfilling all the Human Resource responsibilities and became the Office and Human Resource Manager.  In July 2015, Ms. Balk was named VP of Human Resources and became part of the executive management team.  Ms. Balk is responsible for all of the Company’s human resources functions for the Company’s 48 employees. Ms. Balk also fields all member relations questions and transfers.  Currently, Ms. Balk is a member of SHRM and sits on the board for Chickasaw County Farm Bureau.  Prior to her employment with the Company, from July 2005 until July 2011, Ms. Balk worked in Operations for Security State Bank in New Hampton, Iowa.  Ms. Balk will continue as the Company’s VP of Human Resources at the pleasure of the Board or until her earlier resignation or removal.

Kevin Howes, Chief Operating Officer, Age 46. Mr. Howes was hired as the Company's Operations Manager in November 2008. At the end of 2010, Mr. Howes was promoted to Plant Manager and in 2015 he was named Chief Operating

Officer of the Company. Mr. Howes is responsible for all of the ethanol plant operations, including grain handling, product loadout, production, maintenance, and our laboratory. Mr. Howes supervises 32 of the Company's full time employees. Prior to his employment with the Company, from August 2007 until November 2008, Mr. Howes was the Senior Project Engineer for Best Energies in Madison, Wisconsin. Mr. Howes was in charge of business development and technical support for biodiesel operations and corn oil recovery systems. From January 2005 until August 2007, Mr. Howes was the Technical Manager of the Poet Biorefining ethanol plant in Coon Rapids, Iowa. Mr. Howes was responsible for plant operations including the production and laboratory staff made up of 20 full time employees. Mr. Howes will continue as the Company's Chief Operating Officer at the pleasure of the Board or until his earlier resignation or removal.

Stan Wubbena, Commodity Manager/Vice-President, Age 63. Mr. Wubbena was hired as the Company's Commodity Manager in October 2008. Mr. Wubbena was named Vice-President on January 21, 2015. Mr. Wubbena is responsible for coordinating the purchase of all of the corn the Company uses to produce ethanol, distiller's grains and corn oil. Prior to his employment with the Company, from March 1987 until October 2008, Mr. Wubbena was employed by Agri Grain Marketing/AGRI Bunge in McGregor, Iowa as a Terminal Elevator Manager. In his position with AGRI Bunge, Mr. Wubbena was responsible for managing the grain facility, purchasing grain and hedging grain. The facility that Mr. Wubbena managed purchased approximately 35-44 million bushels of grain per year. Mr. Wubbena will continue as the Company's Commodity Manager and Vice-President at the pleasure of the Board or until his earlier resignation or removal.

PROPOSAL TWO
APPROVAL OF AMENDMENT NUMBER TWO TO THE AMENDED AND RESTATED OPERATING AGREEMENT PROPOSED BY THE COMPANY

Proposal Two is to adopt the Operating Agreement Amendment proposed by the Company. The primary purpose of the Operating Agreement Amendment is to institute a minimum ownership threshold of 15 membership units. Adding this ownership limit will reduce the administrative burden on the Company associated with tracking transfers of membership units and will ultimately decrease the Company's costs. Members who currently own less than 15 membership units will remain members of the Company and transfers between members will not be subject to this limit. However, future transfers will be limited to avoid allowing new members to hold less than 15 membership units. The effect this Operating Agreement Amendment will have is it will avoid creating new members of the Company that own a small number of membership units, thereby increasing the number of members the Company has, and it will also prevent members from owning a fraction of a membership unit. Further, it will encourage members to transfer membership units into trusts and other investment vehicles for estate planning purposes.

Pursuant to the Operating Agreement Amendment, Section 9.2 is removed and replaced by the following:

9.2    Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may at any time Transfer such Unit Holder’s Units: (a) to the transferor’s administrator or trustee to whom such Units are Transferred involuntarily by operation of law; (b) without consideration to or in trust for the spouse of a Member or descendants of a Member; (c) to any Affiliate or Related Party of such Unit Holder; or (d) to any Person approved by the Directors, in writing. Notwithstanding anything herein to the contrary, each Transfer set forth in this Section 9.2 must be for a minimum of fifteen (15) Units, unless (a) the Transfer is to a Member; (b) the Transfer is involuntarily by operation of law; or (c) if such Unit Holder owns less than fifteen (15) Units, in the aggregate, in which case the Transfer must be for all of such Unit Holder’s Units. No Transfers of fractional Units shall be permitted. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.3 below is referred to herein as a “Permitted Transfer.”

The complete text of the proposed Operating Agreement Amendment is included in Appendix 1 (the "Form of Operating Agreement Amendment").

Required Vote and Board Recommendation

With respect to approval of the Operating Agreement Amendment, if a quorum is present, the affirmative vote of members owning a majority of the units represented at the 2017 Annual Meeting (in person or by proxy) and entitled to vote on the matter shall constitute the act of the members. If you fail to mark a vote, the proxies solicited by the Board will be voted FOR Proposal Two. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Two, your vote will have the effect of a vote AGAINST Proposal Two. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote AGAINST Proposal Two. If you do not submit a proxy card or attend the 2017 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Two.

If Proposal Two is approved, the Form of Operating Agreement Amendment will be adopted by the Company.

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED OPERATING AGREEMENT AMENDMENT AND RECOMMENDS A VOTE FOR PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). Each of the members of the Company who beneficially own 5% or more of the Company's units has sole voting and sole investment power for all units beneficially owned by that member. Each of our 5% owners can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

The Company and Steve Retterath, who is listed below as a 5% or more owner, signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company, but until the court has a chance to rule on this and the other issues raised in the litigation, the Company will accept Mr. Retterath's proxy card or allow him to vote in person at the 2017 Annual Meeting on any matters presented for which he is entitled to vote, without conceding that he is entitled to vote or that he has any equitable interest in the Company.

As of March 3, 2017, the following members beneficially owned 5% or more of our outstanding units, subject to the Company's position with respect to Mr. Retterath as set forth above:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Steve Retterath(1)	25,860	28.59%
Units	Golden Grain Energy, LLC	5,000	5.53%
(1) Mr. Retterath's ownership is subject to the discussion above regarding the Company's equitable interest in these membership units.

SECURITY OWNERSHIP OF MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors, nominees, and executive officers can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

As of March 3, 2017, members of the Board, nominees and certain of our named executive officers own units as follows:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Katherine Balk, VP Human Resources	—	*
Units	Nick Bowdish, Director	25	*
Units	Patrick Boyle, Director and Vice-Chairman	150	*
Units	James Broghammer, President and CEO	—	*
Units	Randy Bruess, Incumbent Director and Nominee(1)	105	*
Units	Steven Core, Director and Chairman	100	*
Units	Mathew Driscoll, Incumbent Director, Secretary and Nominee(2)	25	*
Units	Steve Eastman, Appointed Director (3)	762	*
Units	Leslie Hansen, Appointed Director (4)	2,067	2.29%
Units	Edward Hatten, Appointed Director (5)	50	*
Units	Kevin Howes, Chief Operating Officer(6)	12	*
Units	Maurice Hyde, Director(7)	100	*
Units	Chad Kuhlers, Director(8)	100	*
Units	Christine Marchand, Director and Interim CFO(9)	25	*
Units	Robert Savre, Nominee	170	*
Units	Stan Wubbena, Commodity Manager and Vice-President (10)	67	*
	Totals:	3,733	4.13%

(*) Indicates that the membership units owned represent less than 1% of the outstanding units.
(1) Mr. Bruess jointly owns these 100 units with his spouse. Mr. Bruess shares investment and voting power with respect to these 100 units with his spouse.
(2) Mr. Driscoll jointly owns these 25 units with his spouse and mother. Mr. Driscoll shares investment and voting power with respect to these 25 units with his spouse and his mother.
(3) Mr. Eastman was appointed by Steve Retterath and later by the Company. The Company is currently challenging in court Mr. Retterath's right to appoint directors to the Board as described above, but the Company has allowed Mr. Eastman to continue to serve on the Board, subject to the discussion above.
(4) Ms. Hansen beneficially owns 980 units through Sizzle X, Inc. with her spouse, 1,087 units through Precision Employee Investment Fund, and 50 units jointly with her spouse.
(5) Mr. Hatten was appointed by Steve Retterath and later by the Company. The Company is currently challenging in court Mr. Retterath's right to appoint directors to the Board as described above, but the Company has allowed Mr. Hatten to continue to serve on the Board, subject to the discussion above.
(6) Mr. Howes beneficially owns the 12 units which are owned by his spouse. Mr. Howes shares investment and voting power with respect to these 12 units with his spouse.
(7) Mr. Hyde jointly owns these 100 units with his spouse. Mr. Hyde shares investment and voting power with respect to these 100 units with his spouse.
(8) Mr. Kuhlers beneficially owns 100 units through his ownership of CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 100 units with his spouse.
(9) Ms. Marchand owns 25 units through Marchand Investments, Inc. with her spouse. Ms. Marchand shares voting and investment power with respect to these 25 units with her spouse.
(10) Mr. Wubbena beneficially owns the 67 units which are owned by his spouse. Mr. Wubbena shares voting and investment power with respect to these 67 units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled and one special meeting during the fiscal year ended December 31, 2016. Each director attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2016 during the time each served on the Board.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members who wish to communicate with the Board are free to do so by contacting a director. The names of our directors are listed on the Company's website at www.homelandenergysolutions.com or are available by calling the Company's office at (563) 238-5555.

The Board does not have a policy with regard to director attendance at annual meetings. Last year, all of the directors attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

During our 2016 fiscal year, all of our directors and director nominees were independent, as defined by NASDAQ Rule 5605(a)(2) with the exception of Patrick Boyle, Steven Core and Christine Marchand as each served as an executive officer of the Company on an interim basis within the last three years. In evaluating the independence of our directors and nominees, we considered the following factors as set forth in NASDAQ Rule 5605(a)(2): (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors/nominees and the Company; and (v) compensation arrangements between our directors/nominees and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a management team which oversees each area of our operations in which such manager has expertise. Our management team consists of our President/Chief Executive Officer, Commodities Manager/Vice-President, our Chief Operating Officer, our Human Resources Manager and our Interim Chief Financial Officer. The Chairman of our Board is separate from our Chief Executive Officer and is responsible for coordinating the management efforts of our four managers. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

Audit Committee

The Company has a separately-designated standing audit committee. The audit committee of the Board operates under a charter adopted by the Board in February 2009. A copy of the audit committee charter is available on the Company's website, www.homelandenergysolutions.com. Under the charter, the audit committee must have at least three members. Our audit committee members are Christine Marchand, Steven Core, Patrick Boyle (Chairperson), Mathew Driscoll and Leslie Hansen. The audit committee held four meetings during the Company's 2016 fiscal year. Each of the members of the audit committee attended at least 75% of the audit committee meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Our audit committee charter requires a majority of our audit committee to be "independent" in accordance with the definition provided for in such charter. All of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2) with the exception of Christine Marchand, Steven Core and Patrick Boyle as each served temporarily as an executive officer of the Company within the last three years. The Board determined including Christine Marchand, Steven Core and Patrick Boyle on the audit committee was appropriate because each only served as executive officers along with their position on the Board and none were employees of the Company. Further, each of these appointments were for a limited period of time while the Company filled vacancies. The Board has determined that Christine Marchand qualifies as an audit committee financial expert based on her prior education and position as the Chief Financial Officer of a publicly reporting company.
Audit Committee Report

The audit committee delivered the following report to the Board on February 28, 2017. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company wi th the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2016. The committee has discussed with RSM US LLP its independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The committee has received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board and the Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm's independence. The committee has considered whether the provision of services by RSM US LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q are compatible with maintaining RSM US LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee
Patrick Boyle, Chair
Steven Core
Mathew Driscoll
Leslie Hansen
Christine Marchand

Independent Registered Public Accounting Firm

The audit committee selected RSM US LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2017. A representative of RSM US LLP is expected to be present at the 2017 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees
The aggregate fees billed to the Company by the independent registered public accounting firm, RSM US LLP, during our 2016 and 2015 fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2016	$83,500
	2015	86,607
Audit-Related Fees	2016	—
	2015	—
Tax Fees	2016	24,100
	2015	27,260
All Other Fees(2)	2016	5,975
	2015	—

(1)    Audit fees consist of fees for services rendered related to the Company's fiscal year end audits and quarterly reviews.
(2)    All Other Fees include export tax consulting services.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Nick Bowdish, Patrick Boyle, Chad Kuhlers and Stan Laures to the nominating committee. The nominating committee held one meeting to nominate candidates for the 2017 Annual Meeting. Each member of the nominating committee attended at least 75% of the nominating committee meetings.
The nominating committee oversees the identification and evaluation of individuals qualified to become directors and nominates the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Identify, recruit and evaluate candidates for open director positions on the Board, including incumbent directors;

•	Make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership;

•	Develop a nomination process for director candidates;

•	Annually nominate candidates to run for election or re-election to the Board; and

•	Present to the Board, as necessary, candidates to fill vacancies on the Board.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business, legal, technical/engineering, accounting and financial background and experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from family, material business or professional relationships with the Company);

•	Lack of potential conflicts of interest with the Company;

•	A candidate's reputation for integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the Board relative to any particular candidate so that the overall composition of the Board reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee operates under a charter adopted by the Board in March 2013. A copy of the nominating committee charter is available on the Company's website at www.homelandenergysolutions.com. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Each member of the nominating committee is independent under the NASDAQ definition of independence, with the exception of Patrick Boyle as he has served as an executive officer of the Company within the last three years. The nominating committee does not have a formal policy regarding consideration of diversity in identifying director nominees, however, any member may nominate a director nominee pursuant to the procedures described below.

The Board and nominating committee personally solicited nominations for individuals to stand for election at the 2017 Annual Meeting and notified the members that the nominating committee was accepting applications in the Company's newsletter. The Company, through the nominating committee, received the names of five potential nominees from the members and the nominating committee nominated three of these potential nominees to stand for election at the 2017 Annual Meeting.

Member Nominations for the 2018 Annual Meeting

Nominations for Director Positions

Notice of member nominations for the election of directors for the 2018 annual meeting must be submitted in writing to the Company by November 10, 2017, either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Company. The Company suggests that nominations for the 2018 annual meeting of the members be submitted by certified mail-return receipt requested.

The notice of member nominations must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding units and clearly setting forth the proposed nominee as a candidate of the director’s seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded. In addition, the Company may require any proposed nominee to furnish such other information that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in the following transactions with related parties during our fiscal year ended December 31, 2016:

Grain Purchases Farmers Feed & Grain Company

Steve Eastman manages Farmers Feed & Grain Company, Inc. from which the Company purchased corn and miscellaneous materials of approximately $5,962,600 during our 2016 fiscal year. Steve Eastman serves on the Board. The Company could not determine the amount of Steve Eastman's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Farmers Feed & Grain Company were on terms no less favorable than the Company could have received from independent third parties.

Art's Milling Service

Randy Bruess is the General Manager of Art's Milling Service, Inc. from which the Company purchases corn. The Company purchased approximately $4,928,700 worth of corn during our 2016 fiscal year. Mr. Bruess serves on the Board. The Company could not determine the amount of Mr. Bruess' individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Art's Milling Service, Inc. were on terms no less favorable than the Company could have received from independent third parties.

Related Party Transaction Review Policies and Procedures

The Board reviews and/or ratifies all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, the Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board. The Company is not aware of any related party transactions that were approved during the Company's 2016 fiscal year which did not comply with this policy.

Family Relationships

No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In December 2015, the Company appointed James Broghammer as President and Chief Executive Officer of the Company. Mr. Broghammer's engagement is set forth in an agreement dated December 1, 2015 which was amended and restated on September 29, 2016. During our 2016 fiscal year, our Chief Financial Officer, David Finke, unexpectedly passed away. The Company appointed Christine Marchand as the Company's Interim Chief Financial Officer while the Company conducts a search for a new chief financial officer. In addition, during our 2016 fiscal year, the following individuals were part of our management team:

Kevin Howes served as our Chief Operating Officer, Stan Wubbena served as our Commodity Manager and Vice-President and Katherine Balk served as our VP of Human Resources. Throughout this proxy statement, James Broghammer, Kevin Howes, Stan Wubbena and Katherine Balk are referred to as the "executive officers." As discussed below, the Company sets the compensation paid to the executive officers.

Executive Compensation Committee

In April 2010, we established an executive compensation committee. Mathew Driscoll (Chair), Steven Core, Leslie Hansen and Ed Hatten currently serve on our executive compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence with the exception of Steven Core as he has served as an executive officer of the Company during the last three years. The executive compensation committee believes including Mr. Core on the executive compensation committee is reasonable since Mr. Core's compensation was tied to his service as a member of the Board and for consulting services and not through his position as the Company's CEO. The compensation committee operates under a charter adopted by the Board in March 2013. A copy of the executive compensation committee charter is available on the Company's website at www.homelandenergysolutions.com. The compensation committee participates in benchmarking surveys and uses this information to establish compensation for the Company's employees, including the executive officers. During our 2016 fiscal year, the executive compensation committee held two meetings, and each member of the committee attended at least 75% of the meetings.
The executive compensation committee considers compensation paid to the Company's employees, including the Company's executive officers. The executive compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives and considering whether the compensation paid by the Company is competitive. The executive compensation committee is responsible for exploring compensation arrangements for our executive officers, including determining whether compensation paid to our executive officers is competitive with other companies in our industry. The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives.

The executive compensation committee:

(1)	establishes and administers a compensation policy for the executive officers;

(2)	reviews and approves the compensation policy for all of our employees other than executive officers;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer, Commodity Manager/Vice-President and Human Resources Manager, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Cornerstone Resources, LLC Agreement

Effective December 1, 2015, the Company entered into an agreement with Cornerstone Resources, LLC pursuant to which Cornerstone Resources, LLC agreed to provide James Broghammer to serve as the President and Chief Executive Officer for the Company. Effective September 29, 2016, this agreement was amended and restated. Pursuant to amended agreement, Mr. Broghammer's services are provided on a per day basis in exchange for a set fee per day and the Company agreed to reimburse Cornerstone Resources, LLC for certain expenses incurred by Mr. Broghammer in providing the services. In addition, Mr. Broghammer is entitled to participate in the Company's Executive Compensation Plan subject to a cap on the bonus payable of $120,000 per year. The amended agreement ran until December 31, 2016 and was extended for an additional six months. The agreement is also subject to termination by either party if there is a breach of the agreement.

Executive Compensation

During our 2016 fiscal year, our Executive Compensation Committee reviewed the compensation paid to the Company's management employees. We expect our Executive Compensation Committee to perform this evaluation approximately annually. The performance of each management employee whose compensation is set by the Company was discussed by the Board. The Board received input and salary recommendations from our Chief Executive Officer regarding the management employees that report to him. In addition, the Board received input and salary recommendations from our Chief Operating Officer regarding the performance of the management employees that report to him. The Executive Compensation Committee took into account the members' approval of the Say-on-Pay vote at its 2015 annual meeting. The next Say-on-Pay vote and another vote on how frequently to hold the Say-on-Pay vote will be held at the Company's 2018 annual meeting. Following these reports and recommendations, the Board approved the salaries of the Company's management employees.

Compensation Components

Base Salary

Base salaries for the executive officers which are employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Executive Compensation Plan

Certain members of the Company's management team, including the Company's Chief Operating Officer, Kevin Howes, our VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena, (the "Management Team") participate in our Executive Compensation Plan. In addition, our former Chief Financial Officer, David Finke participated in our Executive Compensation plan for 2016, but our Interim Chief Financial Officer, Christine Marchand, does not participate in this plan. Our Chief Executive Officer, James Broghammer, receives a bonus based on his contract with the Company which is calculated based on the net income of the Company and is subject to a cap equal to the total amount of compensation paid for the year for Mr. Broghammer's services. The Company adopted a new executive compensation plan effective as of January 1, 2015 (the "2015 Executive Compensation Plan") and again on January 1, 2016 with only slight modifications (the "2016 Executive Compensation Plan"). The prior executive compensation plan was adopted by the Company effective as of January 1, 2011 and was amended in December 2014 (the "2014 Executive Compensation Plan"). The Executive Compensation Plan provides for an annual bonus to be paid to the Management Team based on the Company's net income and subject to certain reductions based on contingencies in the Executive Compensation Plan.

Net Income Bonus

2016 Executive Compensation Plan

Pursuant to the 2016 Executive Compensation Plan, the Company paid to the Management Team an annual bonus equal to 1% of the Company's net income for the fiscal year. Each participant's portion of the bonus was determined by the participant's base salary compared to the base salaries of the other participants. This award is subject to a cap of 75% of the participant's base salary. The net income bonus was subject to reductions based on the 2016 Executive Compensation Plan, including as a result of violations of the Company's employee handbook, whether the non-management employees earned a bonus for the year and individual performance by the Management Team members. The net income bonus under the 2016 Executive Compensation Plan is paid shortly after the end of each fiscal year and is not subject to vesting.

2015 Executive Compensation Plan

Pursuant to the 2015 Executive Compensation Plan, the Company paid to the Management Team an annual bonus equal to the participant's base salary multiplied by the Company's return on equity for the fiscal year. The Company's Human Resources Manager was not a participant in the 2015 Executive Compensation Plan. This award is subject to a cap of 100% of the participant's base salary. The net income bonus was subject to reductions based on the 2015 Executive Compensation Plan, including as a result of violations of the Company's employee handbook, accidents in the plant, whether the non-management employees earned a bonus for the year and individual performance by the Management Team members. The 2015 Executive Compensation Plan defines return on equity as the Company's net income for each fiscal year divided by the Company's total members' equity as of the last days of the fiscal year. The net income bonus under the 2015 Executive Compensation Plan was paid shortly after the end of our 2015 fiscal year and was not subject to vesting.

2014 Executive Compensation Plan

Under the 2014 Executive Compensation Plan, the net income bonus was equal to 1% of the Company's net income, provided that the Company's net income was greater than 10% of the total amount of capital that was invested in the Company, less amounts paid by the Company to redeem its membership units. Under the 2014 Executive Compensation Plan, one-half of the net income bonus was paid shortly after the end of the fiscal year in which the net income bonus is accrued and the rest of the net income bonus was paid 25% one year later and the final 25% two years later. In the event a member of the Management Team ceases employment with the Company prior to the time when any portion of the net income bonus vests, the unvested portion of the net income bonus lapsed. Under the 2014 Executive Compensation Plan, in the event a member of the Management Team continues employment with the Company for a period of five years, the entire amount of the net income bonus was vested at the time the net income bonus was awarded. Further, any unvested portion of the net income bonus immediately vested in the event the Company experienced a change in control as defined in the 2014 Executive Compensation Plan.

Members of the Management Team may elect to defer all or any portion of the net income bonus in any year. If a member of the Management Team elects to defer payment of any portion of the net income bonus, such deferral shall be for five years. Members of the Management Team may re-defer payment of the net income bonus after the initial deferral period has expired.

For our 2016 fiscal year, the net income bonus was paid to the estate of our former Chief Financial Officer, David Finke, Chief Operating Officer, Kevin Howes, VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

The Company paid an annual bonus for its 2016 fiscal year of $346,392, none of which is subject to vesting. The Company paid an annual bonus for its 2015 fiscal year of $204,451, none of which was subject to vesting. The Company paid an annual bonus for its 2014 fiscal year of $506,779, of which approximately $437,175 was paid in cash and approximately $69,604 was subject to the two year vesting period.

The table belows shows the dates on which the net income bonus that was awarded for our 2014 fiscal year vested. The net income bonus was paid by the Company within a reasonable time after the vesting date.

	VESTING DATES AND AMOUNTS FOR 2014 NET INCOME BONUS
Participant	December 31, 2014	December 31, 2015	December 31, 2016	TOTAL
David Finke	$98,654	$34,802	$34,802	$168,258
Kevin Howes	140,000	—	—	140,000
Stan Wubbena	198,521	—	—	198,521

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2017 fiscal year. Stan Wubbena, our Commodities Manager/Vice-President is provided a truck by the Company, the use of which is valued at $3,900 per year.

No Pension Benefit Plan

We offer no pension benefit plans to our executive officers.

Change in Control Agreements

On February 25, 2013, the Company executed Change in Control Agreements (the "Agreements") with three members of its senior management team, David Finke, Stan Wubbena and Kevin Howes. The Agreements provide for the payment of two years' salary and provision of other benefits to these members of the Company's senior management team in the event they are dismissed without cause after the Company experiences a material change in the Company's ownership or management as defined by the Agreements. The purpose of the Agreements is to provide an incentive for these members of our senior management team to maintain their employment with the Company and preserve management continuity in the event the Company experiences a change in control. If the Company does not experience a change in control or if these senior managers maintain their employment with the Company after a change in control, no payments will be made pursuant to the Agreements.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an officer or employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Mathew Driscoll, Chair
Steven Core
Leslie Hansen
Ed Hatten

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officers, Chief Operating Officer, Commodity Manager/Vice-President, and VP of Human Resources. As of December 31, 2016, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus	Other	Total Compensation
James Broghammer, CEO	2016	$77,400	$83,400	$—	$160,800
	2015	6,000	—	—	6,000
David Finke, Former CFO(1)	2016	126,000	78,612	4,000	204,612
	2015	122,500	61,104	—	183,604
	2014	115,000	168,258	—	283,258
Kevin Howes, Chief Operating Officer	2016	185,000	125,423	—	310,423
	2015	175,500	72,252	—	247,752
	2014	175,500	140,000	—	315,500
Stan Wubbena, Commodity Manager/VP(2)	2016	176,000	109,807	3,900	289,707
	2015	170,000	71,095	3,900	244,995
	2014	165,000	198,521	3,900	367,421
Christine Marchand, Interim CFO(3)	2016	22,044	—	—	22,044
Katherine Balk, VP of Human Resources	2016	68,200	42,550	—	110,750
(1) David Finke received an additional health insurance reimbursement of $4,000 included in other compensation. All of Mr. Finke's prior executive bonuses vested during the Company's 2016 fiscal year.
(2) Mr. Wubbena received $3,900 in other compensation related to use of a truck provided by the Company.
(3) Ms. Marchand became the Interim CFO in November 2016. The compensation listed above is solely for her service as the Company's Interim CFO and is in addition to her regular board member fees listed below.

DIRECTOR COMPENSATION

In January 2015, the Company started providing compensation to its directors who attend monthly board meetings. Directors receive $1,500 per month with the Chairman of the Board receiving $2,000 per month. Directors are paid a monthly fee, regardless of the number of meetings they attend. Directors are entitled to one excused and paid absence per year. Following the end of our 2016 fiscal year, the Board increased the monthly board compensation to $1,600 per month.

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Nick Bowdish(1)	2016	$13,500	$—	$13,500
Patrick Boyle	2016	18,000	—	18,000
Randy Bruess	2016	18,000	—	18,000
Steven Core	2016	24,000	—	24,000
Mathew Driscoll	2016	18,750	—	18,750
Keith Eastman(1)	2016	4,500	—	4,500
Steve Eastman	2016	18,000	—	18,000
Leslie Hansen	2016	18,000	—	18,000
Edward Hatten	2016	18,000	—	18,000
Maurice Hyde	2016	18,000	—	18,000
Chad Kuhlers	2016	18,000	—	18,000
Christine Marchand(2)	2016	18,000	—	18,000
(1) Mr. Bowdish and Mr. Keith Eastman each only served as directors for a portion of our 2016 fiscal year.
(2) The fees listed above are solely related to Ms. Marchand's service on the Board and not her service as the Company's Interim CFO.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filings were made during the Company's 2016 fiscal year, except for two late Form 4 filings reporting two transactions by Ms. Hansen and one late Form 4 filing reporting one transaction for Mr. Eastman.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2016, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (563) 238-5555 or toll free at (866) 238-7879; (ii) by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154; (iii) by e-mail at info@homelandenergysolutions.com; or (iv) on our website at www.homelandenergysolutions.com on or before April 10, 2017, to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2016 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's Internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (563) 238-5555; by e-mail at info@homelandenergysolutions.com; or by written request at Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (563) 238-5555 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154.

APPENDIX 1

SECOND AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF
HOMELAND ENERGY SOLUTIONS, LLC

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF HOMELAND ENERGY SOLUTIONS, LLC dated April 4, 2013, as amended, (the “Operating Agreement”) is adopted and approved effective as of the 20th day of April, 2017, by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting of Homeland Energy Solutions, LLC (the “Company”) at which a quorum was present, pursuant to Section 8.1 of the Operating Agreement.

The Operating Agreement is amended as follows:

1.    Section 9.2 of the Operating Agreement is removed in its entirety and is replaced by the following:

9.2    Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may at any time Transfer such Unit Holder’s Units: (a) to the transferor’s administrator or trustee to whom such Units are Transferred involuntarily by operation of law; (b) without consideration to or in trust for the spouse of a Member or descendants of a Member; (c) to any Affiliate or Related Party of such Unit Holder; or (d) to any Person approved by the Directors, in writing. Notwithstanding anything herein to the contrary, each Transfer set forth in this Section 9.2 must be for a minimum of fifteen (15) Units, unless (a) the Transfer is to a Member; (b) the Transfer is involuntarily by operation of law; or (c) if such Unit Holder owns less than fifteen (15) Units, in the aggregate, in which case the Transfer must be for all of such Unit Holder’s Units. No Transfers of fractional Units shall be permitted. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.3 below is referred to herein as a “Permitted Transfer.”

I, Mathew Driscoll, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on April 20, 2017, in accordance with the provisions of the Company’s Operating Agreement.

Mathew Driscoll, Secretary
Approved:

Steven Core, Chairman of the Board

HOMELAND ENERGY SOLUTIONS, LLC        Vote by Mail or Facsimile:
2017 Annual Meeting - Thursday, April 20, 2017        1) Read the Proxy Statement
For Unit Holders as of March 3, 2017            2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
4) Return the proxy card by mail to 2779 Highway 24,
Lawler, Iowa 52154 or via fax to (563) 238-5557.

PROPOSAL ONE: ELECTION OF TWO DIRECTORS **You may vote for two (2) nominees**

	For	Withhold	PLEASE INDICATE YOUR SELECTION BY
Randy Bruess, Incumbent	☐	☐	FIRMLY PLACING AN "X" IN THE
Mathew Driscoll, Incumbent	☐	☐	APPROPRIATE BOX WITH BLUE OR
Robert Savre	☐	☐	BLACK INK

PROPOSAL TWO: OPERATING AGREEMENT AMENDMENT

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

FOR	AGAINST	ABSTAIN
☐	☐	☐

By signing this proxy card, you appoint Leslie Hansen and Steven Core, jointly and severally, each with full power of substitution, as proxies to represent you at the 2017 Annual Meeting of the members to be held on Thursday, April 20, 2017, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting and lunch will begin at 11:30 a.m. The 2017 Annual Meeting will commence at approximately 12:30 p.m. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 19, 2017.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2017 Annual Meeting. If you do not mark any boxes, your units will be voted FOR Randy Bruess and Mathew Driscoll and FOR Proposal Two. If you choose only one nominee, then the proxies will vote your units only for the nominee you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST the proposal, your votes will not be counted with respect to the nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2017 Annual Meeting.

Signature: ______________________________	Joint Owner Signature: ______________________________

Print Name: ____________________________	Print Joint Owner Name: _____________________________

Date: __________________________________	Date: _____________________________________________

Number of Units Held: ____________________

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.